Exhibit C
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                             CONVERTIBLE PROMISSORY NOTE
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          THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF
          1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, MORTGAGED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS NOTE UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL ACCEPTABLE TO GREENTREE SOFTWARE, INC. THAT SUCH REGISTRATION IS NOT REQUIRED.

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                               GREENTREE SOFTWARE, INC.

                             Convertible Promissory Note


          $3,200,000.00                                      April 17, 1998

                    1. TERMS. For value received, GREENTREE SOFTWARE, INC., a New York corporation (the "Company"), hereby absolutely and unconditionally promises to pay to the order of L-R GLOBAL PARTNERS, L.P., a Delaware limited partnership (the "Lender"), the principal sum of THREE MILLION TWO HUNDRED THOUSAND DOLLARS ($3,200,000) on or before July 31, 1998. The principal shall be payable in lawful money of the United States of America, at the principal place of business of the Lender or at such other place as the Lender may designate from time to time in writing to the Company. Interest shall accrue, and shall be payable on demand, at the rate of 8% per annum, on any portion of the principal hereof not paid when due, from the date such payment became due to the date of payment. Other than that as set forth above, this Note shall not bear interest.

                    2. PURCHASE AGREEMENT. This Note has been issued by the Company pursuant to a Convertible Note Purchase Agreement, dated as of the date hereof, between the Company and the Lender (as the same may be amended from time to time, hereinafter referred to as the "Agreement"), and is entitled to the benefits hereof.

                    3.   CONVERSION.

                         3.1 VOLUNTARY CONVERSION. The holder of this Note has the right, at the holder's option, at any time prior to payment in full of the principal balance of this Note, to convert the principal of this Note, in accordance with the provisions hereof, in whole or in part, into fully paid and non-assessable shares of Common Stock of the Company (the "Common Stock"). The number of shares of Common Stock into which this Note may be so converted shall be the quotient obtained by dividing the principal amount of this Note to be so converted by an amount (the "Divisor") equal to the lesser of (i) $0.80 or (ii) 80% of
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          the average closing "bid" price of the Common Stock for the five trading days preceding the conversion.

                         3.2 AUTOMATIC CONVERSION. If, and only if, the amendments to the Company's Certificate of Incorporation as contemplated by Section 4.2 of the Agreement (the "Amendments") become effective, then all of the principal hereunder shall automatically and without any further action being required therefor by the Company or the Lender be converted, effective as of the latter of (a) the date the Amendments have become effective or (b) 90 days after the date hereof, into that number of fully paid and non-assessable shares of Common Stock as shall be equal to the quotient obtained by dividing the principal amount of this Note by the Divisor (determined as of the close of business on such effective date); provided, however, that no
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          conversion shall be effected under this Section 3.2 unless, on the date so fixed for such automatic conversion, the Company has discharged all of its obligations under, and is in compliance with all of its covenants in, the Agreement. Upon the conversion of the principal hereunder into the Shares as provided above in this Section 3.2, the holder of this Note shall surrender this Note to the Company for cancellation, against delivery to such holder of certificate(s) evidencing the Shares registered in the name of such holder or its designee(s).

                         3.3 ADJUSTMENTS. The number of shares of Common Stock into which this Note is convertible shall be subject to proportional adjustment upon any stock split, reverse stock split, stock dividend, combination, reclassification or like event. The shares of the Common Stock issuable to the Lender or other holder hereof pursuant to this Section 3 shall be referred to as the "Shares." No fractional share shall be issued upon such conversion. In lieu of any such fractional share which would otherwise be issuable upon such conversion, the Company shall pay to the holder of this Note a cash adjustment in the amount thereof.

                         3.4 NOTICE OF CONVERSION PURSUANT TO SECTION 3.1. To exercise its conversion right pursuant to Section 3.1, the holder shall surrender this Note to the Company and shall give written notice to the Company at its principal corporate office, of the election to convert the same pursuant to this Section 3.1, which notice shall specify the principal amount of the Note to be converted and the name or names in which the certificate or certificates for the corresponding Shares are to be issued. The Company shall, as soon as practicable thereafter, issue and deliver to the holder of this Note a certificate or certificates for the number of shares of Common Stock issuable upon such conversion and, if such conversion is of less than the entire principal amount hereof, a new note, of like tenor herewith, in the principal amount of the balance. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of this Note or on such subsequent date as the holder specifies in the notice of conversion as the date upon which such conversion is to be effected, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

                    4.   EVENTS OF DEFAULT.

                         (a) The following shall constitute events of default (individually, an "Event of Default") hereunder:

                              (1)  any default in the payment, when due or
          payable, of an obligation to pay principal under this Note or any default in the performance with the Company's obligations under the Agreement, which default is not cured within twenty (20) days from the date that the Company receives notice of the occurrence of such default; or

                              (2)  filing of a petition in bankruptcy or
          the commencement by or against the Company of any proceeding under any bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors, which filing or proceeding is not dismissed within ninety (90) after the filing or commencement thereof.

                              (3)  the occurrence of any material default
          under any note or other instrument evidencing any funded indebtedness or borrowed money of the Company to any other person for the payment of money which default is not cured by payment in full of the amount due within any applicable period of grace from the date that the Company receives notice of the occurrence of such default.

                         (b) If an Event of Default shall occur and be continuing, the holder of this Note may, at its option, declare this Note to be immediately due and payable without further notice or demand, whereupon the entire principal amount of this Note shall become immediately due and payable without presentment, demand or protest, all of which are hereby waived by the Company.

                    5. NO PREPAYMENT. This Note may not be prepaid, in whole or in part.

                    6. CERTAIN WAIVERS. The Company hereby expressly and irrevocably waives presentment, demand, protest, notice of protest and any other formalities of any kind.

                    7.   NOTICES OF RECORD DATE, ETC.  In the event of:

                         (a) any taking by the Company of a record of the holders of any class of securities of the Company for the purpose of determining the holders thereof who are entitled to attend, or receive notice of, any meeting of shareholders or to receive any dividend or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right; or

                         (b) any capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company or any transfer of all or substantially all of the assets of the Company to any other person or any consolidation or merger involving the Company; or

                         (c) any voluntary or involuntary dissolution, liquidation or winding-up of the Company,

          the Company will mail to the holder of this Note at least ten
          (10) days prior to the earliest date specified therein, a notice specifying (i) the date on which any such record is to be taken for the purpose of the meeting, dividend, distribution or right, and the amount and character of such dividend, distribution or right, and (ii) the date on which any such meeting is to be held or on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding-up is expected to become effective and the record date for determining stockholders entitled to vote thereon.

                    8. AMENDMENT, MODIFICATION OR TERMINATION. This Note may only be modified, amended, or discharged (other than by payment in full) by an agreement in writing signed by the Company and the Lender. No waiver of any term, covenant or provision of this Note shall be effective unless given in writing by the Lender.

                    9. SEALED INSTRUMENT/GOVERNING LAW. This Note is intended to take effect as a sealed instrument. This Note and the obligations of the Company hereunder shall be governed by and interpreted and determined in accordance with the laws of the State of New York (excluding the laws and rules of law applicable to conflicts or choice of law).

                    IN WITNESS WHEREOF, this Note has been duly executed on behalf of the Company on the day and in the year first above written.

                                        GREENTREE SOFTWARE, INC.


                                        By:  /s/ Joseph D. Mooney
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                                             Name:  Joseph D. Mooney
                                             Title:  CEO